GE Employers Reinsurance Corporation
5200 Metcalf Avenue Overland Park, KS 66201 www.ercgroup.com


                  GE ERC Comments on Revised A.M. Best Ratings

OVERLAND PARK, KANS., June 26, 2003, GE's Employers Reinsurance  Corporation (GE
ERC) announced today it received revised ratings from the A.M. Best Company. For the first time under current ownership, A.M. Best is evaluating ERC as a standalone business, eliminating any historic ratings enhancement from its ownership by the General Electric Company.

As a result, A.M. Best issued an "A" (Excellent) rating with a stable outlook for Employers Reinsurance Corporation (ERC) and its affiliated non-life and life reinsurance companies. In addition, A.M. Best affirmed an "A" rating (Excellent) with a stable outlook for Westport Insurance Corporation and First Specialty Insurance Corporation. Finally, A.M. Best issued an "A" rating for ERC's Medical Protective unit with a negative outlook citing medical malpractice market challenges.

The rating service also cited ERC's recent poor operating performance, largely a result of reserve strengthening for prior underwriting periods as reasons for today's action.

"We have made dramatic changes at ERC in the past three years," said Ron Pressman, Chairman, President and CEO of GE ERC. "Despite recent industrywide rating agency actions including ours today, we believe our business has never been stronger financially or strategically."

     o "Our underwriting portfolio has been completely repositioned since 2000 under a new leadership team.

     o Our reserves  from prior periods have been  strengthened  by more than $5
     billion  since   mid-year  2000  to  recognize   the   industry-wide   soft
     underwriting of the late-1990.

     o Our $28 billion investment portfolio is strong and stable with more than 90% invested in bonds rated A or better.

     o Our statutory surplus totals $5.5 billion providing our customers great long-term security.

     o Our financial performance has improved dramatically with a first quarter 2003 net income of more than $120 million.

     o GE has recapitalized ERC's operating losses completely with infusions of $2.4 billion. The losses resulted from the 9/11 tragedy and the prior year reserve strengthening in 2002."


     Pressman added, "Despite GE's strong support of ERC during its 19-year ownership, A.M. Best determined that it could no longer provide any ratings enhancement from GE ownership. Even with GE's support, including the recent $2.4 billion capital infusions, and ERC's strong balance sheet, A.M. Best viewed reserve strengthening as increasing ERC's operating leverage. The reserves will be reduced over time by actual claims payments."

     "We intend to work closely with A.M. Best to restore our A+ ratings on a standalone basis through improved consolidated earnings performance and capital management programs," Pressman concluded.

     Following is a summary of ERC's legal entities and ratings:

     o ERC, GE Reinsurance, Employers Reassurance Corporation, GE Frankona, ERC Life, First Specialty Insurance Corporation, Westport Insurance Corporation
     - "A"(Excellent) with Stable Outlook

     o GE Medical Protective - "A" (Excellent) with Negative Outlook

     Employers Reinsurance Corporation, a GE company (NYSE: GE), is the world's fourth largest reinsurer and a premier global provider of risk solutions. ERC serves clients in property and casualty, life, healthcare, and professional liability insurance and reinsurance, and other risk management services. More information on ERC is available at www.ercgroup.com.

     For   more    information,    contact:    Dean    Davison,    913-676-5147,
     Dean.Davison@ercgroup.com